Exhibit 10.2

PURCHASE AND CONTRIBUTION AGREEMENT

dated as of February 21, 2012

between

MYLAN PHARMACEUTICALS INC.,

as Originator and as Servicer

and

MYLAN SECURITIZATION LLC,

as Buyer

-i-

TABLE OF CONTENTS

(continued)

-ii-

ANNEX 1	UCC Details Schedule
ANNEX 2	Lock-Box Information
ANNEX 3	Notice Information
EXHIBIT 5.3	Form of Compliance Certificate

-iii-

PURCHASE AND CONTRIBUTION AGREEMENT

THIS PURCHASE AND CONTRIBUTION AGREEMENT dated as of February 21, 2012 (this “Agreement”) is between MYLAN PHARMACEUTICALS INC., a West Virginia corporation (“MPI”), as originator and seller (“Originator”), and as initial servicer (in such capacity, the “Servicer”), and Mylan Securitization LLC, a Delaware limited liability company (the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Appendix A to the Receivables Purchase Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among Buyer, as Seller, MPI, as Servicer, the Conduit Purchasers from time to time party thereto, the Committed Purchasers from time to time party thereto, the Purchaser Agents from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent, and the LOC Issuers from time to time party thereto and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Contract” means a contract (including any purchase order or invoice) originally between Originator and any Person pursuant to or under which such Person shall be obligated to make payments to Originator with respect to the sale of goods or the furnishing of services from time to time. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Originator.

“Initial Transfer Date” has meaning given in Section 2.1.

“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records, (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all lock-box accounts (and related lock-boxes, if any) related to the Receivables and all amounts, instruments or other items from time to time on deposit therein, (e) all rights and remedies of Originator under each lock-box agreement related to the lock-box accounts described in clause (d) (including the Lock-Box Agreements) and the other Transaction Documents and any other rights or assets pledged sold or otherwise transferred to Buyer hereunder, and (f) all the products and proceeds of any of the foregoing.

“Obligations” has the meaning given in Section 8.14.

“Purchase Price” has the meaning given in Section 2.3(a).

SECTION 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to part (B) of Appendix A to the Receivables Purchase Agreement.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1 Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, on the date the earlier of the initial Funded Purchase or initial LOC Purchase (the “Initial Transfer Date”), Originator hereby sells or contributes, as applicable, to Buyer, and Buyer hereby purchases or acquires from Originator all of Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now owned or existing, hereafter arising, acquired or originated, or in which the Originator now or hereinafter has any rights, and wherever so located.

SECTION 2.2 Timing of Purchases. All of the Receivables existing at the opening of Originator’s business on the Initial Transfer Date are hereby sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof. On and after the Initial Transfer Date until the Termination Date, each Receivable shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation, origination or acquisition of such Receivable by the Originator. The Related Assets with respect to each Receivable shall be sold at the same time as such Receivable, whether such Related Assets exist at such time or arise, are created, acquired or are originated thereafter.

SECTION 2.3 Purchase Price. (a) The purchase price for the Receivables and the Related Assets shall equal the fair market value of the Receivables as agreed by Originator and Buyer at the time of purchase or acquisition (the “Purchase Price”).

(b) [Reserved].

(c) Buyer shall pay the Purchase Price due on any day in cash to the extent not paid as provided in clause (d) below; provided, however, to the extent that Buyer does not have funds available to pay such amount of Purchase Price due on any day in cash in full, Seller and Buyer shall agree that the Receivables allocable to the amount of such insufficiency shall be deemed to have been transferred by Originator to Buyer as a capital contribution, in return for an increase in the value of the equity interest in Buyer held by Originator.

(d) At the request of Originator, Buyer may also elect to pay all or part of the applicable Purchase Price for each purchase of Receivables and Related Assets to be made on any day by causing an LOC Issuer to issue a Letter of Credit, subject to the terms and conditions (including any limitations therein on the amount of any such issuance) for issuing Letters of Credit under the Receivables Purchase Agreement, in favor of beneficiaries selected by Originator in the Stated Amount requested by Originator. Originator shall not have reimbursement obligations in respect of any Letter of Credit. In the event that Originator requests that any purchases hereunder be paid for by the issuance of Letters of Credit as described herein, Originator shall, on a timely basis, provide Buyer with such information as is necessary for Buyer to obtain such Letter of Credit from the LOC Issuers. The Stated Amount of each such Letter of Credit, as agreed by Buyer and Originator at the time of purchase, shall be applied as a deduction from the applicable Purchase Price that would otherwise be payable by Buyer on such date pursuant to clauses (a) through (c) this Section 2.3, as applicable, in respect of the Receivables and Related Assets then being purchased.

(e) In connection with each such transfer, Seller and Originator shall record on or prior to the Reporting Date immediately following such transfer, and make such record available to Agent and each Purchaser Agent upon its reasonable request, the portion, if any, of the Purchase Price paid pursuant to clause (d) above, the portion, if any, paid in cash and the portion, if any, treated as a capital contribution for the related Settlement Period.

SECTION 2.4 No Recourse or Assumption of Obligations; Sale and Intent of the Parties. Except as specifically provided in this Agreement, the purchase and sale or contribution, as applicable, of Receivables and Related Assets under this Agreement shall be without recourse to Originator. Originator and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales and/or valid contributions, as applicable, of Receivables and the Related Assets by Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Assets (such that the Receivables and the Related Assets would not be property of Originator’s estate in the event of Originator’s bankruptcy).

Buyer, Agent, Committed Purchasers, Conduit Purchasers, Purchaser Agents, LOC Issuers and the other Secured Parties shall not have any obligation or liability under any Receivables or Related Assets, nor shall Buyer, Agent, Committed Purchasers, Conduit Purchasers, Purchaser Agents, LOC Issuers or the other Secured Parties have any obligation or liability to any Obligor or other customer or client of Originator (including any obligation to perform any of the obligations of Originator under any Receivables or Related Assets).

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1 MPI to Act as Servicer, Contracts. (a) MPI shall be initially responsible for the servicing, administration and collection of the Receivables and the Related Assets for the benefit of Buyer and for the benefit of Agent (as Buyer’s assignee) on behalf of the Purchasers, all on the terms set out in (and subject to any rights to terminate MPI as Servicer and appoint a successor Servicer pursuant to) the Receivables Purchase Agreement.

(b) Buyer and Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Buyer or Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by Buyer or Originator or transmitted or received by Buyer or Originator in connection with any Receivable and any Related Assets (including under the related Records).

(c) Originator shall perform all of its obligations under the Receivables and Related Assets (including under the related Records) to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Buyer, Servicer, Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve Originator from any such obligations.

SECTION 3.2 Deemed Collections. (a) If on any day:

(i) the Unpaid Balance of any Receivable originated by Originator is: (A) reduced or cancelled as a result of any defective, rejected or returned merchandise or services, any cash discount, or any other adjustment by Servicer, Originator, any of their respective Affiliates or otherwise (other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables), (B) reduced or cancelled as a result of a setoff or netting in respect of any dispute, claim or other action by the Obligor thereof against Servicer, Originator, any of their respective Affiliates or otherwise (whether such claim arises out of the same, a related or an unrelated transaction) (other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables), (C) reduced or cancelled on account of the obligation of Servicer, Originator, any of their respective Affiliates or otherwise to pay to the related Obligor, or the payment of, any rebate, discount, refund or similar credit (other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables), (D) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than such Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Receivable), or (E) extended, amended or otherwise modified or waived or any term or condition of any related Contract is amended, modified or waived (except to the extent covered by this clause (i) or expressly permitted by Section 8.2(b)(i) of the Receivables Purchase Agreement); or

(ii) any of the representations or warranties of Originator set forth in Section 4.2 were untrue when made or set forth in Section 4.2(a), (c) or (j) are no longer true with respect to any Receivable;

then, on such day, Originator shall be deemed to have received a Collection of such Receivable:

(1) in the case of clauses (i)(A) through (D) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Receivable in calculating such Net Pool Balance or, with respect to clause (i)(E) above, in the amount that such extension, modification, amendment or waiver affects the Unpaid Balance of the related Receivable in the sole determination of Buyer; or

(2) in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of Originator are or were untrue.

Collections deemed received by Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b) Not later than the first Business Day after Originator is deemed pursuant to this Section 3.2 to have received any Deemed Collections, Originator shall transfer to Buyer immediately available funds in the amount of such Deemed Collections or make such application with respect to such funds as may be required by the Receivables Purchase Agreement. Upon receipt of the amount set forth in this clause (b) with respect to any Receivable with respect to which the event set forth in clause (a)(ii) above shall have occurred, Buyer shall, without further action, be deemed to have reconveyed such Receivable to the applicable Originator as soon as such Receivable is released to it by the Agent.

SECTION 3.3 Actions Evidencing Purchases. (a) On or prior to the Initial Transfer Date, Originator shall mark its master data processing records evidencing Receivables and Contracts with a legend, acceptable to Buyer and Agent, evidencing that the Receivables have been sold or contributed, as applicable, in accordance with this Agreement and neither Originator nor Servicer shall change or remove such notation without the consent of Buyer and Agent (acting with the consent, or at the direction of, each of the Purchaser Agents). In addition, Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer or its assignee may request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable Buyer or its assigns to exercise or enforce any of their respective rights with respect to the Receivables and the Related Assets. Without limiting the generality of the foregoing, Originator will upon the request of Buyer or its assignee: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and (ii) upon and after the occurrence of an Event of Default, mark conspicuously each Contract evidencing each Receivable with a legend, acceptable to Buyer and Agent, evidencing that the related Receivables have been sold or contributed in accordance with this Agreement.

(b) Originator hereby authorizes Buyer, its assignees or their respective designee (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and the Related Assets now existing or hereafter arising in the name of Originator and (ii) to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Receivables and the Related Assets.

(c) Without limiting the generality of subsection (a), Originator shall authorize and deliver and file or cause to be filed appropriate continuation statements not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4 Application of Collections. Unless Buyer instructs otherwise, any payment by an Obligor in respect of any indebtedness owed by it to Originator shall, except as otherwise specified in writing by such Obligor (whether before or after receipt of such payment), or required by the related Contracts or Law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, starting with the oldest of such Receivables and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Mutual Representations and Warranties. Originator represents and warrants to Buyer, and Buyer represents and warrants to Originator, as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Organization and Good Standing. It has been duly organized in, and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and had at all relevant times, and now has, all necessary power, authority, and legal right to carry out the transactions contemplated in this Agreement, except, solely with respect to the Originator, where failure would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

(b) Due Qualification. It is duly qualified to do business as a foreign organization, in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except solely with respect to Originator, where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of the Transaction Documents to which it is a party, (C) with respect to Originator, sell, assign or contribute the Receivables and the Related Assets on the terms and conditions herein provided and (D) with respect to Buyer, purchase, acquire and own the

Receivables and the Related Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in its capacity and on the terms and conditions herein or therein provided.

(d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by such party when duly executed and delivered by it will constitute, a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under (A) its articles or certificate of incorporation, by-laws, certificate of formation or limited liability company agreement, as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of its material properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its material properties is bound, other than any Lien created in connection with this Agreement and the other Transaction Documents, or (iii) violate any Law applicable to it of any Governmental Authority having jurisdiction over it or any of its properties; except with respect to any violation or default referred to in clauses (i)(B) or (iii) above with respect to the Originator, and clause (iii) above with respect to the Buyer, to the extent that such violation or default could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

(f) Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.

(g) No Proceedings. No actions, suits or proceedings are pending or, to the best of its knowledge, threatened before, and no investigations, injunctions, decrees or other decisions have been issued or, to the best of its knowledge, will be issued by any Governmental Authority, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than the Disclosed Matters (only if such Disclosed Matters could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of the type described in clauses (a) through (c) of the definition thereof), and (ii) no threat by any Person has been made to attempt to (A) invalidate this Agreement or any other Transaction Document to which it is a party, (B) prevent the servicing of the Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party, and (C) obtain any injunction, decree or other decision against Seller, MPI, Servicer, Originator or Performance Guarantor that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (and solely with respect to this clause (C) and solely with respect to MPI, Servicer, Originator or Performance Guarantor, the Disclosed Matters and only if such Disclosed Matters could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of the type described in clauses (a) through (c) of the definition thereof) or would prevent it from conducting its business operations related to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents to which it is a party.

(h) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in this Agreement and Article V of the Receivables Purchase Agreement, all of which, at the time required in Article V of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect.

(i) Investment Company Act. It is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.

(j) Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by Originator to Buyer (or its assignees) under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of a debt incurred by Originator in the ordinary course of business or financial affairs of Originator and Buyer and (ii) made in the ordinary course of business or financial affairs of Originator and Buyer.

SECTION 4.2 Additional Representations and Warranties of Originator. Originator represents and warrants to Buyer as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder (except for the representation in clause (l), which is made only as of the date hereof), as follows:

(a) Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by Originator and the Related Assets to Buyer, or alternatively the granting of a valid security interest in the Receivables and the Related Assets to Buyer, enforceable against creditors of, and purchasers from Originator. The Purchase Price payable for any Receivable under Section 2.3 constitutes fair consideration and reasonably equivalent value for such Receivable and the Related Assets and is comparable to the sale price for such assets that could generally be obtained by Originator in the marketplace from unaffiliated Persons in comparable transactions.

(b) Use of Proceeds. The use of all funds obtained by Originator under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.

(c) Quality of Title. Prior to its sale or contribution (or simultaneously with such sale or contribution), as applicable, to Buyer hereunder, each Receivable, together with the Related Assets, is owned by it free and clear of any Lien (other than any Lien arising under any Transaction Document); when Buyer makes a purchase or acquires such Receivable and Related Assets by contribution, as applicable, Buyer shall have acquired, for fair consideration and reasonably equivalent value (and Originator represents and warrants that it has taken all steps under the UCC necessary to transfer such good title and ownership interests in such assets), free and clear of any Lien (other than any Lien arising under any Transaction Document or solely as the result of any action taken by Buyer or Agent (or any assignee thereof) pursuant to the Receivables Purchase Agreement); and no financing statement or other instrument similar in effect covering any Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favor of Originator or Buyer in accordance with the Contracts or any Transaction Document (and assigned to Agent), (ii) in favor of Buyer in accordance with this Agreement or any Transaction Document (and assigned to the Agent), (iii) in connection with any Lien arising solely as the result of any action taken by Agent (or any assignee thereof) or (iv) in favor of any Purchaser or Agent in accordance with the Receivables Purchase Agreement or any Transaction Document.

(d) Accurate Reports. No Information Package (to the extent information therein was supplied by Originator or any of its Subsidiaries or Affiliates) or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Originator to Buyer, Agent, any Liquidity Provider, Purchaser, Purchaser Agent, any LOC Issuer or any other Secured Party in connection with this Agreement, the Receivables Purchase Agreement or any other Transaction Document (including by Servicer) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed in writing to Agent, Buyer, Purchasers, Purchaser Agents, LOC Issuer and such Liquidity Providers at such time and such other Secured Parties at such time) as of the date so furnished.

(e) UCC Details. Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business and the offices where Originator keeps all its Records are specified in Annex 1 (or at such other locations, notified to Agent and Buyer in accordance with Section 7.1(f) of the Receivables Purchase Agreement), in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement has been taken and completed. Except as described in Annex 1, Originator has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and Originator has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Originator is organized only in a single jurisdiction.

(f) Lock-Box Accounts. The names and addresses of all Lock-Box Banks, together with the account numbers of the lock-box accounts of Originator at such Lock-Box Banks, are specified in Annex 2 (or have been notified to and approved by Buyer and by Agent and each Purchaser Agent in accordance with Section 7.3(d) of the Receivables Purchase Agreement).

(g) No Disclosure Required. Under applicable Law in effect on the Closing Date, Originator is not required to file a copy of this Agreement or any other Transaction Document with the SEC or any other Governmental Authority, except for the filing of the UCC financing statements referred to in Article V of the Receivables Purchase Agreement, all of which, at the time required in Article V of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect and the filing of a copy of this Agreement, the Receivables Purchase Agreement and the Performance Guaranty with the SEC as part of the filings required of or applicable to Performance Guarantor.

(h) Tax Returns and Status. Originator has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (B) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than such taxes, assessments and other governmental charges the validity of which is being contested in good faith or to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(i) Servicing Programs. No license or approval is required for Servicer’s, Buyer’s or Agent’s use of any software or other computer program used by Originator in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(j) Credit and Collection Policies; Law. Originator has complied with its Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date, except with the prior written consent of Buyer, Agent and each Purchaser Agent. Originator has complied with all applicable Law except where such noncompliance, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of any sale or contribution hereunder, unless otherwise specified in the first Information Package that includes such Receivable and each Receivable represented by it in any capacity in any Information Package or other report or written statement provided to Buyer (or its assignees) as an Eligible Receivable was an Eligible Receivable when so included or reported.

(l) Adverse Change in Receivables. Solely as of the date hereof, since November 7, 2011, there has been no material adverse change in the value, validity, enforceability, collectibility or the payment history of the Receivables originated by Originator.

(m) Financial Condition. (i) The consolidated financial statements of Performance Guarantor delivered in connection with the Closing Date or, if later, most recently delivered pursuant to Section 5.3(b), are true and correct in all material respects and present fairly in all material respects the consolidated financial condition and operations of MPI and Performance Guarantor as of such date, and its results of operations as of the dates and for the period then ended, all in accordance with generally accepted accounting principles consistently applied.

(n) ERISA. Originator, Performance Guarantor and their respective ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each employee benefit plan of Originator or Performance Guarantor subject to such standards and is in compliance in all material respects with the applicable provisions of ERISA, and has not incurred any liability to the Pension Benefit Guaranty Corporation or any employee benefit plan of Originator under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA or any employee benefit plan of Originator or Performance Guarantor under Title IV of ERISA with respect to a plan termination under Section 4007 of ERISA. No steps have been taken by any Person to terminate any Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(o) No Event of Default. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer and assignment or contribution of the Receivables originated by Originator, that constitutes or may reasonably be expected to constitute an Event of Default.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1 Mutual Covenants. At all times prior to the Final Payout Date, Buyer and Originator shall, unless Agent and each Purchaser Agent shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable Laws with respect to it, the Receivables and the related Contracts except, solely with respect to Originator, to the extent such non compliance would not and could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Except as expressly permitted by Section 5.4(e), preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction where the failure to qualify or preserve or maintain such existence, rights, franchises, privileges and qualification would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Buyer as a legal entity separate and apart from MPI and any Affiliate of MPI, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the opinions of Skadden, Arps, Slate, Meagher & Flom LLP delivered pursuant to Section 5.1(j) of the Receivables Purchase Agreement regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions) and (ii) not take any actions inconsistent with the terms of Section 7.8 of the Receivables Purchase Agreement or Buyer’s limited liability company agreement.

SECTION 5.2 Additional Covenants of Originator. At all times prior to the Final Payout Date, Originator shall:

(a) Inspections. (i) From time to time, upon reasonable prior notice and during regular business hours permit any representatives designated by Buyer, Agent, each Purchaser Agent and each LOC Issuer and any of their respective agents or representatives including certified public accountants or other auditors or consultants, on a coordinated basis (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Originator or its Affiliates or agents, and (B) to visit the offices and properties of Originator or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Receivables originated by Originator or Originator’s performance hereunder with any of the officers or employees of Originator or its Affiliates having knowledge of such matters and (ii) use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Originator, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided, that (x) any Purchaser, any Purchaser Agent, each LOC Issuer, Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants will conduct such requests for visits and inspections through the Agent and (y) unless an Event of Default has occurred that has not been waived in accordance with the terms of this Agreement, such visits, inspections and discussions shall be limited to two per calendar year and at the sole costs and expense of the Purchasers; provided further that (a) one such visit, inspection and discussion shall be coordinated with the preparation of the annual agreed upon procedures report required pursuant to Section 7.5(f) of the Receivables Purchase Agreement) and coordinated with any visits, inspections and discussions with the Servicer pursuant to Section 7.4(c) of the Receivables Purchase Agreement and (b) after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement all such activities shall be at the sole cost and expense of the Originator and no limitation shall be imposed on the number of visits, inspections or discussions. Each Purchaser, each Purchaser Agent, LOC Issuer, Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants shall provide the Originator the opportunity to participate in any discussions with the Originator’s independent accountants.

(b) Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Receivables and Related Assets (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable received, made or otherwise processed on that day). Upon request of Agent, any Purchaser Agent or Buyer, deliver the originals of all Contracts to the Agent or Buyer, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against the Obligor thereof.

(c) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, unless, with respect to a Receivable, Originator or Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2(a)(ii).

(d) Location of Records. Keep its chief executive office and principal place of business, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of Originator referred to in Annex 1 or, upon thirty (30) days’ prior written notice to Buyer, Agent and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement shall have been taken and completed.

(e) Credit and Collection Policies; Business. Until such Receivable is sold or contributed to Buyer, comply in all material respects with its Credit and Collection Policy in regard to each Receivable and the Related Assets and not agree to any material changes thereto (including changes that would materially impair the value, validity, collectibility or enforceability of, or materially increase the days-to-pay, Dilution or Contractual Dilution in excess of the Contractual Dilution Estimate at such time with respect to, any Receivables) without the prior written consent of Buyer, each Purchaser Agent and Agent.

(f) Collections. Instruct all Obligors to cause all Collections of Receivables to be deposited directly with a Lock-Box Bank or a lock-box maintained by a Lock-Box Bank and related to an account covered by a Lock-Box Agreement. In the event Originator or any of its Affiliates receives any Collections, such Person will deposit such Collections in a lock-box account with a Lock-Box Bank covered by a Lock-Box

Agreement within two (2) Business Days of such receipt. In the event a Lock-Box Agreement is terminated, direct the applicable Lock-Box Bank to direct payments received into the applicable lock-box or amounts deposited into the applicable lock-box account, as directed by the Agent.

(g) Agreed Upon Procedures. Cooperate reasonably with Servicer and the designated accountants for each annual agreed upon procedures report required pursuant to Section 7.2(e) of the Receivables Purchase Agreement.

(h) Frequency of Billing. Prepare and deliver invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than monthly.

(i) Enforcement of Performance Guaranty. On its own behalf and on behalf of Purchasers and Agent, shall promptly enforce all covenants and obligations of the Performance Guarantor in the Performance Guaranty and shall deliver consents, approvals, directions, notices, waivers and take other actions under the Performance Guaranty, as applicable, as may be reasonably directed by Agent.

(j) Filing of Financing Statements. (i) Within two (2) Business Days of the Closing Date, Buyer shall direct the Agent or its agent to file the financing statements described in the Receivables Purchase Agreement to be duly filed in the appropriate jurisdictions as described in the security interest opinion delivered on the date hereof by Skadden, Arps, Slate, Meagher & Flom LLP or other counsel to the Buyer.

SECTION 5.3 Reporting Requirements. From the date hereof until the Final Payout Date, Originator will furnish to Buyer and to Agent and each Purchaser Agent, unless Agent and each Purchaser Agent shall otherwise consent in writing, each of the following:

(a) (i) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three (3) quarterly periods of each of its fiscal years, the unaudited consolidated balance sheet of Performance Guarantor and its consolidated Subsidiaries (including Originator) as at the close of each such period and related statements of income and cash flows for Performance Guarantor and its consolidated Subsidiaries, in conformity with generally accepted accounting principles, subject to normal year-end audit adjustments and the absence of footnotes, for the period from the beginning of such fiscal year to the end of such quarterly period, all certified by a Financial Officer;

(ii) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of each of Performance Guarantor and its consolidated subsidiaries, copies of the audited, consolidated financial statements (which shall include balance sheets, statements cash flows, operations, and stockholders equity) for Performance Guarantor and its consolidated Subsidiaries (including Originator) in conformity with generally accepted accounting principles, certified by Deloitte LLP or another nationally recognized firm of independent certified public accountants reasonably acceptable to Buyer (or its assigns) with respect to such fiscal year (without a “going-concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); and

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit 5.3 signed by an authorized officer of Originator and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

Financial statements shall be deemed to have been delivered if such statements and information shall have been posted by or on behalf of Originator on its website or shall have been posted on IntraLinks or similar site to which all of the Agent and Purchaser Agents have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

(b) Financial Statements and Other Information. Originator will furnish to Buyer and Agent:

(i) promptly after the same becomes publicly available, copies of all proxy statements, financial statements and regular or special reports which Performance Guarantor sends to its stockholders;

(ii) promptly following a request therefor, any documentation or other information that Buyer, Agent, any Purchaser Agent, any LOC Issuer or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the USA PATRIOT Act; and

(iii) from time to time such further information regarding the business, affairs and financial condition of such Originator and its subsidiaries as Buyer, Agent or any Purchaser Agent shall reasonably request.

The information set forth in sub clause (i) of this clause (b) shall be deemed to have been delivered if such statements and information shall have been posted by or on behalf of the Originator on its website or shall have been posted on IntraLinks or similar site to which all of the Agent and Purchaser Agents have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

(c) ERISA. Written notice of any ERISA Event that Originator becomes aware of, the occurrence of which, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in a Material Adverse Effect.

(d) Events of Default. If the Servicer is MPI (or an Affiliate of MPI), MPI shall deliver prompt notice of its knowledge of the occurrence of each Event of Default, each Unmatured Event of Default, any failure by Performance Guarantor to comply with the Financial Covenants set forth in the Credit Agreement, or any draw on a Letter of Credit, accompanied by a written statement of an appropriate officer of MPI setting forth details of such event and the action that MPI proposes to take with respect thereto, such notice to be provided as soon as possible and in any event within five (5) Business Days after MPI obtains knowledge of any such event. If the Servicer is not MPI (or an Affiliate of MPI), Originator shall deliver prompt notice of the occurrence of each Event of Default, each Unmatured Event of Default and any draw on a Letter of Credit, accompanied by a written statement of an appropriate officer of such Originator setting forth details of such event and the action that Originator, as applicable, proposes to take with respect thereto, such notice to be provided as soon as possible and in any event within five (5) Business Days after Originator obtains knowledge of any such event.

(e) Servicing Programs. If the Servicer is MPI (or an Affiliate of MPI) or an Event of Default has occurred and has not been waived in accordance with the terms of the Receivables Purchase Agreement and a license or approval is required for Agent or such successor Servicer’s use of any software or other computer program used by such Servicer in the servicing of the Receivables, then Originator shall at its own expense use commercially reasonable efforts to arrange for Agent and such successor Servicer to receive any such required license or approval.

(f) Litigation. As soon as possible and in any event within five (5) Business Days of Originator’s knowledge thereof, notice of (a) any action, suit or proceeding by or before any arbiter or Governmental Authority initiated against (i) Originator, Performance Guarantor or Servicer which may exist at any time which as had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents or (ii) Buyer and (b) any development in previously disclosed action, suit or proceeding which, individually or in the aggregate, is materially adverse in the Originator’s reasonable determination.

(g) Change in Credit and Collection Policies or Business. (i) Prior to its effective date, notice of (a) any material change in the Credit and Collection Policies, and (b) any change in the character of Originator’s or Performance Guarantor’s business that has or could reasonably be expected to, individually or the aggregate, materially and adversely affect the ability of Originator or Performance Guarantor to perform its respective obligations hereunder or otherwise have a Material Adverse Effect or would prevent it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents and (ii) within thirty (30) days of each annual anniversary of the Closing Date, a current copy of the Credit and Collection Policies.

(h) Change in Accounting Policy. Promptly notify Buyer, Agent and each Purchaser Agent of any material change in the accounting policy of Originator or Performance Guarantor if such change relates to the Receivables or the origination or servicing thereof or the transactions contemplated by the Transaction Documents.

(i) Other Information. From time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of Buyer, any Originator, Servicer, Performance Guarantor or MPI as Agent, any Purchaser Agent or Buyer may from time to time reasonably request in order to protect the interests of Buyer, Agent or Purchasers under or as contemplated by this Agreement or any other Transaction Document.

SECTION 5.4 Negative Covenants of Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of Buyer, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a) Sales, Liens, Etc. Except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, (i) the Receivables, Related Assets or the proceeds thereof (except for the lien on the Receivables existing prior to the Initial Transfer Date that is released simultaneously upon the initial transfer of such Receivables to the Buyer in accordance with Section 2.2) or any interest therein, or any lock-box account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds (other than the Purchase Price paid to Originator hereunder or any proceeds of Collections remitted to Originator hereunder to the extent Originator owes no other amounts hereunder) from or in respect of any of the foregoing), or purport to do any of the foregoing, or (ii) with respect to MPI, prior to the Final Payout Date, its equity interest in Buyer, if any.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.2(b) of the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Receivable originated by Originator or amend, modify or waive any term or condition of any related Contract in any respect that would or could reasonably be expected to, individually or in the aggregate, materially and adversely affect the payment (including the timing thereof), the value, the validity, the collectibility, or the enforceability of, or the exercise of any rights with respect to the related Receivables by it or Agent or otherwise, that would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in each case, unless a Deemed Collection payment in respect of the related Receivable is made in connection therewith.

(c) Change in Credit and Collection Policies, Business or Transaction Documents. (i) Make or consent to any change in the Credit and Collection Policies that could materially impair the value, validity, collectibility or enforceability of, or increase the days-to-pay, Dilution or Contractual Dilution in excess of the Contractual Dilution Estimate at such time with respect to, any Receivable or otherwise make any material change thereto without the prior written consent of Buyer, Agent and each Purchaser Agent, (ii) make any change in the character of its business that would have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in either case, without the prior written consent of Buyer, Agent and each Purchaser Agent or (iii) amend any other Transaction Document to which it is a party, in any capacity, without the prior written consent of Buyer, Agent and each Purchaser Agent.

(d) Change in Lock-Boxes. (i) Add any bank or lock-box account not listed on Annex 2 as a Lock-Box Bank or lock-box account unless Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account or (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related lock-box account without the prior written consent of Buyer, Agent and each Purchaser Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank will, upon termination of such Lock-Box Bank and at all times thereafter, be deposited in a lock-box account with another Lock-Box Bank covered by a Lock-Box Agreement.

(e) Mergers, Sales, Etc. Consolidate or merge with or into, or sell, lease or otherwise transfer all or substantially all of its assets to, any other Person, or discontinue or eliminate any business line or segment; provided, that any Affiliate (other than Buyer) may merge into Originator in a transaction in which Originator is the surviving Person.

(f) Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account (or related lock–box, if applicable) not covered by a Lock-Box Agreement (including any organizational or operational account of Originator or any of its Affiliates) (other than a de minimis amount of payments misdirected by the Obligor).

(g) Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Buyer’s or Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless Originator shall have given Buyer, Agent and each Purchaser Agent not less than sixty (60) days’ prior written notice of such change and shall have cured such circumstances. Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States in which Article Nine of the UCC (2001 or later revision) is in effect.

(h) Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 7.8 of the Receivables Purchase Agreement.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1 Voluntary Termination. The sale or contribution by Originator of Receivables and Related Assets, as applicable, by Originator pursuant to this Agreement may be terminated by any party hereto, upon reasonable notice to the other parties hereto, at any time when the Purchasers’ Total Investment is equal to zero and no Commitment is outstanding under the Receivables Purchase Agreement.

SECTION 6.2 Automatic Termination. The sale or contribution of Receivables and Related Assets, as applicable, by Originator pursuant to this Agreement shall automatically terminate if (a) an Event of Bankruptcy shall have occurred and remain continuing with respect to Originator or Buyer, (b) the Buyer’s net worth (as calculated in accordance with generally accepted accounting principles consistently applied), at any time, is less than $6,000,000 or (c) all Obligations have been indefeasibly paid and satisfied.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Originator’s Indemnity. (a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, but subject to Sections 7.1(b) and 8.6, Originator hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses (including all filing fees), including attorneys’, consultants’ and accountants’ fees and disbursements but excluding all Excluded Taxes (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Documents, any of the transactions contemplated thereby (including the issuance of, or the fronting for, any Letter of Credit), the ownership, maintenance or purchasing of the Receivables or in respect of or related to any Receivable or Related Assets, the issuance or drawing of any Letter of Credit or arising out of or relating to or in connection with the actions of Buyer, MPI, Performance Guarantor, Originator or any Affiliate of any of them; provided, however, notwithstanding anything to the contrary in this Article VII, Originator Indemnified Amounts shall be excluded solely to the extent (x) they have resulted solely from the gross negligence or willful misconduct on the part of such Originator Indemnified Party and (y) they constitute recourse with respect to a Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, Originator shall indemnify, subject to the express limitations set forth in this Section 7.1, and hold harmless each Originator Indemnified Party for any and all Originator Indemnified Amounts arising out of, relating to, or in connection with:

(i) the transfer by Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Assets to Buyer pursuant to this Agreement and the grant of a security interest to Buyer pursuant to this Agreement;

(ii) any representation or warranty made by Originator (or any of its officers) under or in connection with any Transaction Document, any Information

Package or any other information or report delivered by or on behalf of Originator pursuant hereto, which shall have been untrue, false or misleading when made or deemed made;

(iii) the failure of Originator or Performance Guarantor to comply with the terms of any Transaction Document or any applicable Law (including with respect to any Receivable or the Related Assets), or the nonconformity of any Receivable or Related Assets with any such Law;

(iv) the lack of an enforceable ownership interest or a first priority perfected Lien in the Receivables (and all Related Assets) transferred, or purported to be transferred, to Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v) the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable Laws with respect to any Receivable transferred by Originator, or purported to be transferred by Originator, to Buyer pursuant to this Agreement as may be necessary from time to time to perfect Buyer’s or the Agent’s interest therein;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred, or purported to be transferred, to Buyer pursuant to this Agreement (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of Originator to perform its duties or obligations in accordance with the provisions of any Transaction Document;

(viii) any suit or claim related to the Receivables transferred, or purported to be transferred, to Buyer pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable to the extent not covered pursuant to Section 8.5);

(ix) the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Security (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);

(x) the failure of Originator or any predecessor in interest to notify any Obligor of the assignment pursuant to the terms hereof of any Receivable to Buyer (and subsequently, pursuant to the Receivables Purchase Agreement, to Agent for the benefit of Purchasers) or the failure to require that payments (including any under the related insurance policies) be made directly to Buyer pursuant to the terms hereof (and subsequently, pursuant to the Receivables Purchase Agreement, to Agent for the benefit of Purchasers);

(xi) failure by Originator to comply with the “bulk sales” or analogous Laws of any jurisdiction;

(xii) any Taxes (other than Excluded Taxes) imposed upon any Originator Indemnified Party or upon or with respect to the Receivables transferred, or purported to be transferred, to Buyer pursuant to this Agreement, all interest and penalties thereon or with respect thereto, and all costs and expenses related thereto or arising therefrom, including the fees and expenses of counsel in defending against the same, which Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of any Receivables (or of any interest therein) or Related Assets or any goods which secure any such Receivables or Related Asset;

(xiii) any loss arising, directly or indirectly, as a result of the imposition of sales or analogous taxes or the failure by Originator to timely collect and remit to the appropriate authority any such taxes;

(xiv) any commingling by Originator or Servicer of any funds relating to the Receivables with any of its own funds or the funds of any other Person;

(xv) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; or

(xvi) any inability of Originator or Buyer to assign any Receivable or other Related Asset as contemplated under the Transaction Documents; or the violation or breach by Originator of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach; or

(xvii) any and all amounts paid or payable by the Buyer pursuant to Sections 4.2, 4.3, or 13.6 of the Receivables Purchase Agreement.

(b) Contest of Tax Claim; After-Tax Basis. If any Originator Indemnified Party shall have notice of any attempt to impose or collect any Tax or governmental fee or charge for which indemnification will be sought from Originator under this Article VII, such Originator Indemnified Party shall give prompt and timely notice of such attempt to Originator, and Originator shall have the right, at its sole expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such Tax, governmental fee or charge. Indemnification in respect of such tax, governmental fee or charge shall be in an amount necessary to make such Originator Indemnified Party whole after taking into account any tax consequences to such Originator Indemnified Party of the payment of any of the aforesaid Taxes and the receipt of the indemnity provided hereunder or of any refund of any such Tax previously indemnified hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits which is or was payable by such Originator Indemnified Party.

SECTION 7.2 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments, etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Buyer, Originator, Agent, the Required Purchaser Agents and each LOC Issuer, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Originator may not amend or otherwise modify any other Transaction Document executed by it without the written consent of Buyer, each LOC Issuer, the Required Purchaser Agents and Agent, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto.

SECTION 8.2 No Waiver; Remedies. No failure on the part of Agent, Buyer, any Originator Indemnified Party, any other Secured Party, any Liquidity Provider, any LOC Issuer or any other holder of the Receivables (or any portion thereof) to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Without limiting the foregoing, BTMUNY, individually and as Agent, each Purchaser Agent, each Liquidity Provider, each LOC Issuer and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by the parties hereto, at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of the parties hereto, against all obligations of Originator, now or hereafter existing under this Agreement or any other

Transaction Document (other than in respect of any repayment of Purchasers’ Total Investment or Yield by Buyer pursuant to the Receivables Purchase Agreement), to any Affected Party, any Indemnified Party or any other Secured Party; provided, that Originator or Buyer, as applicable, shall be notified by the applicable Set-Off party concurrently with or prior to such setoff.

SECTION 8.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be personally delivered or sent by express mail or nationally recognized overnight courier or by certified mail, first class postage prepaid or by facsimile or email, to the intended party at the address, facsimile number or email address of such party set forth in Annex 3 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or email, when receipt is confirmed by telephone or electronic means.

SECTION 8.4 Binding Effect; Assignment. Originator acknowledges that institutions providing financing (by way of loans, purchase of, or the issuance of Letters of Credit supported by Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. Originator acknowledges that Buyer’s rights under this Agreement may be assigned to Agent, Purchaser Agents, Committed Purchasers, Conduit Purchasers or other Secured Parties under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by any such Person to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that each of such Persons and each of their respective successors and assigns are express third party beneficiaries of this Agreement.

SECTION 8.5 Survival. The rights and remedies with respect to any breach of any representation and warranty made by Originator or Buyer pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.6 Costs, Expenses and Taxes. In addition to its obligations under Section 7, Originator agrees to pay on demand:

(a) all reasonable and documented out-of-pocket costs and expenses incurred by Buyer and any other Originator Indemnified Party in connection with:

(i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and any amendment of or consent or waiver under any of the Transaction Documents (whether or not consummated) including accountants’, auditors’, consultants’ and attorneys’ fees of single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating agency and independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing; and

(ii) subject to the limitations set forth in Section 5.2(a), the administration of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all expenses and accountants, consultants, and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the other Transaction Documents and the transactions contemplated thereby; and

(b) all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf Buyer and any other Originator Indemnified Party in connection with the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including accountants’, auditors’, consultants’ and attorneys’ fees and expenses (which for the avoidance of doubt shall not be limited to a single counsel but shall be limited to a single counsel for each Purchaser Group (and if necessary, one local counsel in each applicable jurisdiction and regulatory counsel)) to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing.

(c) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents.

SECTION 8.7 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 8.8 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9 Waiver of Jury Trial. EACH OF ORIGINATOR AND BUYER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH OF ORIGINATOR AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.8 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12 No Proceedings. Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year plus one day after no investment, loan or commitment is outstanding under the Receivables Purchase Agreement and all Commitments thereunder have terminated. In addition, all amounts payable by Buyer to Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Receivables Purchase Agreement).

SECTION 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.

SECTION 8.14 Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of Originator’s right, title and interest in and to the Receivables, the Related Assets and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. If, notwithstanding the foregoing and the other provisions hereof, the conveyance of the Receivables and the Related Assets to Buyer is characterized by any third party as a loan or pledge, the parties intend that Originator shall be deemed hereunder to have granted, and Originator does hereby grant, to Buyer a first priority perfected security interest to secure Originator’s obligations hereunder in all of Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now owned or existing, hereafter arising, acquired or originated, or in which the Originator now or hereinafter has any rights, and wherever so located, and that this Agreement shall constitute a security agreement under applicable law.

SECTION 8.15 Binding Terms in Other Transaction Documents. Originator hereby makes for the benefit of Buyer, Agent, each Purchaser, each Purchaser Agent, each LOC Issuer, each Enhancement Provider, each Liquidity Provider and any other agent for Purchaser, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.16 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MYLAN PHARMACEUTICALS INC., as Originator and as Servicer

By:	/s/ Brian G. Byala
Name:	Brian G. Byala
Title:	Treasurer

MYLAN SECURITIZATION LLC, as Buyer

By:	/s/ Brian G. Byala
Name:	Brian G. Byala
Title:	President

S-1

ANNEX 1

UCC DETAILS SCHEDULE

(1) Mylan Pharmaceuticals Inc.:

(a)	Chief Executive Office

781 Chestnut Ridge Road
Morgantown, West Virginia 26505

(b)	Locations Where Records Are Kept

781 Chestnut Ridge Road
Morgantown, West Virginia 26505

(c)	Changes in Location or Name

Milan Pharmaceuticals Inc.

(d)	Federal Taxpayer ID Number

55-0455423

(e)	Jurisdiction of Organization

West Virginia

(f)	True Legal Name

Mylan Pharmaceuticals Inc.

(g)	Organizational Identification Number

20402

Annex 1, Page 1

ANNEX 2

LOCK-BOX INFORMATION

Lockbox Name:	Mylan Securitization LLC (as of the initial Funded Purchase or initial LOC Purchase and at all times thereafter)

Lockbox DDA:	30734507

Lockbox #:	8980

Lockbox Type:	Wholesale DDA

Lockbox Location:	Delaware

Lockbox Address:

P.O. Box 7247-8980
Philadelphia, PA 19170-8980

Annex 2, Page 1

ANNEX 3

NOTICE INFORMATION

If to Originator, to the following, as applicable:

Mylan Pharmaceuticals Inc.

781 Chestnut Ridge Road

Morgantown, West Virginia 26505

If to Buyer:

Mylan Securitization LLC

781 Chestnut Ridge Road

Morgantown, West Virginia 26505

With a copy to the Agent and each Purchaser Agent at their respective addresses set forth in the Receivables Purchase Agreement.

Annex 3, Page 1

Exhibit 5.3

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to that certain Purchase and Contribution Agreement dated as of February 21, 2012 between Mylan Pharmaceuticals Inc. (“Originator”) and Mylan Securitization LLC (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement (including those incorporated by reference therein).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected             of Originator.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Originator and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originator has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support thereof, are made and delivered this             day of             , 20        .

By:
Name:
Title:

Exhibit 5.3, Page 1

Exhibit 9, Page 2